EXHIBIT 2.1


THIS TECHNOLOGY TRANSFER AGREEMENT IS ENTERED INTO AS OF JULY 13, 2001, BETWEEN EUROTECH, LTD., A DISTRICT OF COLUMBIA CORPORATION (THE "BUYER") AND TRYLON METRICS, INC., A LOUISIANA CORPORATION ("SELLER").

                                    RECITALS
                                    --------

WHEREAS, Eurotech, Ltd. ("Buyer" or "Company") is a development stage technology transfer, holding and management company formed to commercialize new or existing but previously unrecognized technologies.

WHEREAS, Trylon Metrics, Inc. ("Seller") is a remote sensing technology and services company.

WHEREAS, Ocean Data Equipment Corporation (ODEC) is a Delaware corporation that assigned certain rights to the Acoustic Core(TM) technology to Trylon pursuant to an Asset Acquisition Agreement dated February 15, 2001, and that has exclusive rights to manufacture all equipment (for source generation, signal reception and proprietary processing) that Seller and Buyer will require to deliver services based upon the Acoustic Core(TM) technology.

WHEREAS, ipPartners ("Consultant") is a consulting company and an affiliate of Seller.

WHEREAS, Seller has certain exclusive rights to certain technologies (the "Technologies) that are capable of in-situ remote sensing of toxic and nuclear waste material and that are known as Electro-Magnetic Radiography (EMR(TM)) and Acoustic Core(TM), as more fully described in Exhibit 1, attached hereto and incorporated herein;

WHEREAS, Buyer wishes to acquire worldwide rights to the Technologies for certain markets and retain certain key persons employed by Seller and Consultant through its affiliates or subsidiaries for purposes of marketing and sales of the technology; and

WHEREAS, the parties hereto will enter into separate agreements for consulting services and any related transfer of stock, which agreements shall be incorporated herein,

NOW, THEREFORE, based upon the consideration enumerated herein, IT IS AGREED AS
FOLLOWS:

                                    AGREEMENT
                                    ---------

1. ASSIGNMENT. Seller hereby assigns to the Buyer exclusively throughout the world all its right, title and interest (choate or inchoate) in (i) the subject matter referred to and described more fully in Exhibit 1 ("the Technologies"), including all patents, trademarks, copyrights and any other intellectual property rights; (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof;
      (iii) all improvements made by Seller in the technologies so described pursuant to Section 4.3 of this Agreement; and (iv) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights, and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively "Intellectual Property").

2.    DOCUMENTATION.

      2.1. Buyer shall have 90 days from the date of this Agreement to evaluate the Technologies. This Agreement shall be null and void at the sole discretion of Buyer if Buyer is not satisfied with the performance of the Technologies, the analysis of the Technologies' actual and projected valuation, or any other statement or representation made by Seller about the performance, value or other characteristic of the Technologies in the course of this transaction which would be detrimental to Buyer if Buyer reasonably relied on said representation.

      2.2. Seller shall provide to Buyer all the necessary documentation, including written documents, computer disks and programs, and all other forms required by Buyer for the transfer of assets pursuant to this Agreement. Said documentation shall be delivered to Buyer within thirty (30) days of the effective date of this Agreement.

      2.3. Pursuant to the requirements of Paragraph 8.4 of the "Common Stock Purchase Agreement as of March 30, 2001 between Company and Woodward LLC, the Company will have obtained consent of Woodward LLC to the issuance of 2,500,000 shares under this Agreement, and will have also obtained permission of the American Stock Exchange to issuance of the shares.

3.    CONSIDERATION.

      3.1. In payment for the assignment of the rights set forth in Section 1, the Buyer agrees to issue to Seller 2,500,000 fully paid and non-assessable shares of restricted common stock of the Buyer as described in Exhibit 3.1. This compensation shall be the only consideration required of the Buyer with respect to the subject matter of this Agreement other than the consulting agreement described at Section 10. The Seller shall be responsible for all costs incurred prior to the effective date of this Agreement. The Buyer shall be responsible for all costs incurred in implementing this Agreement after the effective date thereof. Issuance of the above shares by Buyer is subject to the conditions set forth in
            Section 2 (2.1, 2.2 and 2.3) of this Agreement.

      3.2. This consideration is issued pursuant to the Representations and Warranties of Seller attached hereto as Exhibit 3.2 and made a part hereof.

4.    TERMS.

      4.1. The transfer of the Technologies and Intellectual Property rights described in Exhibit 1 shall be effective as of the date of this Agreement.

      4.2. The Agreement shall last for twenty (20) years or the life of the longest-lasting patent, trademark or copyright transferred pursuant to Exhibit 1, whichever is longer.

      4.3. The Buyer shall have exclusive, worldwide rights, to the extent that the Seller has such rights, in the following markets:

            4.3.1. EMR: nuclear remediation sites;

            4.3.2. Acoustic Core: Nuclear remediation sites; marine dredging sites; and oil exploration sites.

      4.4. The Buyer shall have the exclusive, worldwide rights, to the extent that the Seller has such rights, in the markets listed at Section 4.3, to improvements made by Seller after the initial five year period described in Section 1(iii) for successive five (5) year terms through the life of this Agreement, at Buyer's sole option. Seller shall document improvements yearly upon the anniversary date of this Agreement or such other date as may be agreed upon by the parties from time to time. This provision will renew automatically at the conclusion of each five (5) year period unless Buyer provides Seller with thirty (30) days written notice of its desire not to invoke this provision.

      4.5. The Buyer, to the extent it has such rights, assigns to the Seller the exclusive right to sell, market, lease, license and otherwise use the Technologies and Intellectual Property in those markets other than the markets listed in Section 4.3, above.

5.    FURTHER ASSURANCES; MORAL RIGHTS.

      5.1. Seller agrees to assist the Buyer in every legal way to evidence, record and perfect the Section 1 assignment and to apply for and obtain recordation of and from time to time enforce, maintain, and defend the assigned rights. If the Buyer is unable for any reason whatsoever to secure the Seller's signature to any document it is entitled to under this Section 3.1, Seller hereby irrevocably designates and appoints the Buyer and its duly authorized officers and agents, as its agents and attorneys-in-fact with full power of substitution to act for and on its behalf and instead of Seller, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Seller. Any damages, settlements or other amounts recovered in any such infringement or other action or proceeding shall be retained solely by Buyer.

      5.2. To the extent allowed by law, Section 1 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights," "artist's rights," "droit moral" or the like (collectively "Moral Rights"). To the extent Seller retains any such Moral Rights under applicable law, Seller hereby ratifies and consents to, and provides all necessary ratifications and consents to, any action that may be taken with respect to such Moral Rights by or authorized by Buyer and Seller agrees not to assert any Moral Rights with respect thereto. Seller will confirm any such ratifications, consents and agreements from time to time as requested by Buyer.

6. CONFIDENTIAL INFORMATION. Seller will not use or disclose anything assigned to the Buyer hereunder or any other technical or business information or plans of the Buyer, except to the extent Seller (i) can document that it is generally available (through no fault of Seller) for use and disclosure by the public without any charge, license or restriction, or (ii) Seller is specifically permitted to use or disclose such information or plans pursuant to any other agreements by and between Seller and Buyer entered into at the same time as or subsequent to this Agreement. Seller recognizes and agrees that there is no adequate remedy at law for a breach of this Section 4, that such a breach would irreparably harm the Buyer and that the Buyer is entitled to equitable relief (including, without limitations, injunctions) with respect to any such breach or potential breach in addition to any other remedies.

7. WARRANTY. Seller represents and warrants to the Buyer that the Seller: (i) was the sole owner of all rights, title and interest in the Intellectual Property and the Technologies as described in Exhibit 1, (ii) has not assigned, transferred, licensed, pledged or otherwise encumbered any Intellectual Property or the Technologies or agreed to do so, (iii) has full power and authority to make the assignment as provided in Section 1,
      (iv) is not aware of any violation, infringement or misappropriation of any third party's rights (or any claim thereof) by the Intellectual Property or the Technologies, (v) was not acting within the scope of employment by any third party when conceiving, creating or otherwise performing any activity with respect to anything purportedly assigned in
      Section 1, and (vi) is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Intellectual Property. Seller further warrants that ODEC and ipPartners will, in their respective dealings with Buyer, act in a fair and reasonable manner.

8. INDEMNIFICATION. Seller shall indemnify and hold Buyer, its subsidiaries, affiliates and licensees, and the officers and directors of each, harmless against any and all actions, suits, claims, demands, damages, liability and costs and expenses whatsoever, including but not limited to attorney's fees and expenses, which any of them may incur, suffer or become liable to pay by reason of any claim, suit, or demand relating to any alleged infringement of any patent or other proprietary rights of any third party arising from Buyer's use and practice of the Technologies in a manner consistent with the disclosure of the Technologies, provided that Seller shall be promptly notified of any such action, suit, claim or demand.

9. RIGHTS AND OBLIGATIONS IN THE EVENT OF INFRINGEMENT BY OTHERS. Buyer shall, during the term of this Agreement, advise Seller as soon as practicable after Buyer learns of any infringement of the Intellectual Property or any other foreign or domestic Intellectual Property in the name of Seller relating to the Technologies. Buyer, in its sole discretion and at its own cost and expense, may prosecute and defend any action or proceeding in its own name to protect the Intellectual Property, or any other such rights granted to Seller or Buyer relating to the Technologies, or other rights of Buyer hereunder, including but not limited to actions or proceedings for infringement of such rights. If Buyer determines not to proceed with any such action, it shall so inform Seller in writing and Seller thereafter shall have the right to proceed or continue with such action at Seller's cost and expense. Any damages, settlements or other amounts recovered in any such infringement or other action or proceeding shall be retained solely by Buyer, provided that any damages or other amounts recovered in any action or proceeding initiated or continued by Seller following Buyer's failure to initiate or continue such action or proceeding shall belong solely and exclusively to Seller.

10.   CONSULTING SERVICES BY ipPARTNERS.

      10.1. The Seller, through its appointed designate, ipPartners, shall provide consulting services to Buyer for sales and marketing of the Technologies for a period of one (1) year from the date of this Agreement pursuant to a Consulting Agreement ("Consulting Agreement"), entered into between ipPartners and Buyer on July 13, 2001 (Attached hereto and made a part hereof as Exhibit 10.1). Seller agrees to facilitate all activities involved in the promotion of the sale of services associated with the use of the Technologies, including marketing, proposal writing, and such other activities which are designed to and have the effect of resulting in revenue to Buyer.

      10.2. In full payment for such consulting services, Buyer shall pay to ipPartners , the sum of Twenty-five Thousand Dollars ($25,000), payable in two equal installments of Twelve Thousand Five Hundred Dollars ($12,500) each. The first installment of $12,500 shall be due and payable upon signing of this Agreement. The second installment shall be due and payable upon receipt of the documentation of the Technologies pursuant to Section 2 . In payment for such consulting services, Buyer shall issue to Seller 125,000 fully paid and non-assessable shares of restricted common stock of Buyer as more fully set forth in the Consulting Agreement. At the sole discretion of Buyer, payment may be made in cash equal to $125,000 rather than in shares of common stock.

      10.3. In the event that the Consulting Agreement is extended, Buyer shall pay to Seller for each such year that the Seller provides consulting services under the Consulting Agreement, 150,000 fully paid and non-assessable shares of restricted common stock pursuant to the terms of the Consulting Agreement or cash equal to $150,000 at the sole discretion of Buyer.

11. EVENTS OF DEFAULT. The occurrence of any one or more the following shall be an "Event of Default" under this Agreement:

      11.1. Failure by a party to pay any amount when due and payable that is required to be paid by the terms of this Agreement, and such failure continues for twenty (20) days after delivery of written notice from the other party making demand for such payment.

      11.2. Failure by a party to perform any covenant, condition, or agreement required to be performed by it by the terms of this Agreement that continues for a period of thirty (30) days after the required date of performance, or such additional amount of time as may be reasonable under the circumstances.

      11.3. Any representation or warranty made by a party in this Agreement proves to be incorrect or inaccurate to the material detriment of the other party.

      11.4. The institution by a party of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, or similar official or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of action by any of them in furtherance of any such action. The foregoing notwithstanding, if any such proceeding is dismissed within ninety (90) days, such proceedings shall not create a default under this Agreement.

      11.5. Any default by a party under any other agreement between Buyer and Seller, or their affiliates, which is not cured within the cure period, if any specified therein.

12.   REMEDIES ON DEFAULT.

      12.1. In addition to any other remedy provided at law or equity, the Buyer shall have the right, upon written notice to the Seller, to terminate this Agreement upon any Event of Default by Seller.

      12.2. In addition to any other right or remedy available at law or in equity under this Agreement, upon any Event of Default by Seller, Buyer shall be entitled to the remedy of specific performance with respect to the obligations of Seller hereunder in recognition of the inadequacy of monetary damages, other than the duty of Seller under
            Section 10 to provide Consulting Services to Buyer.

      12.3. In the event of default by Seller, Buyer shall have the right to use the Technology on a non-exclusive basis.

      12.4. In the event of a breach by Seller of its duty to provide consulting service to Buyer as set forth in Section 10 and a failure by Seller to cure such breach within thirty (30) days after notice thereof by Buyer, Buyer shall be entitled to reimbursement of the entire cost of Buyer's arranging for and obtaining equivalent consulting services from another source, up to One Hundred Eighty Thousand Dollars ($180,000), which amount shall be regarded as liquidated damages for Seller's breach. This amount may be set-off against compensation due Seller in the event that Buyer owes Seller compensation under the Consulting Agreement. Seller and Buyer agree that Buyer's actual damages in the event of such breach would be difficult to establish and that the liquidated damages stated above are a reasonable estimate of Buyer's actual damages.

13.   MISCELLANEOUS

      13.1. ASSIGNMENT. This Agreement is assignable or transferable by either party without the prior consent of the other party, so long as the assignee agrees to the terms of this Agreement.

      13.2. NOTICE. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to the respective addresses of the parties as set forth below (or such other address as a party may designate by ten (10) days notice).

      13.3. LACK OF WAIVER. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.

      13.4. SEVERABILITY. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

      13.5. GOVERNING LAW. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the District of Columbia and the United States without regard to conflicts of laws provisions thereof.

      13.6. FEES AND COSTS. The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses including, without limitation, attorneys' fees.

      13.7. CONFIDENTIALITY. The terms of this Agreement are confidential to the Buyer and no press release or other written or oral disclosure of any nature regarding the compensation terms of this Agreement shall be made by Seller without the Buyer's prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules.

      13.8. WAIVERS AND AMENDMENTS. Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties. Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

Eurotech, Ltd.:                                 Trylon Metrics, Inc.:

By: /s/ Don V. Hahfeldt                         By: /s/ Robert Tarini
    ------------------------------                 -----------------------------
Name:  Don V. Hahnfeldt                         Name:  Robert Tarini
Title:  President and CEO                       Title:  President

                                    EXHIBIT 1
                                    ---------

                           DESCRIPTION OF TECHNOLOGIES
                             AND RIGHTS TRANSFERRED


ELECTROMAGNETIC RADIOGRAPHY (EMR(TM))

1.    DEFINITIONS:

      a. ELECTROMAGNETIC RADIOGRAPHY (EMR(TM)) is defined, for the purposes of this Agreement, as the proprietary methods, processes and interpretations of utilizing Ground Penetration Radar (aka Surface Impulse Radar) supplemented by proprietary secondary methods, which are also considered to be part of the assets purchased hereunder. Secondary methods include but are not limited to (1) Electromagnetic (Inductive Ground Conductivity Measurement; Time Domain Electromagnetic Profiling; Transient or Continuous Method Induction Measurement), (2) Induced Polarization (both time-domain and frequency-domain formats), (3) Direct-Current Methods (Resistivity Profiling; Resistivity Depth-Sounding) and (4) VLF Methods.

      b. NUCLEAR REMEDIATION SITES, for the purpose of this Agreement, shall mean any man-made site, either underground or above ground, or combination thereof, which is or is suspected of containing any radioactive element(s) or radioactive isotopes thereof, regardless of whether or not the site contains any non-radioactive chemical contamination.

2. SCOPE OF ASSETS TRANSFERRED: The EMR(TM) assets being transferred pursuant to this Agreement consist of (1) all intellectual property, whether patented, pending or potentially patentable which comprises Electromagnetic Radiography as defined above and which has been applied or can be applied to Nuclear Remediation Sites or potential sites; (2) the exclusive, worldwide rights to own, market, sell, lease, rent or otherwise transfer and utilize such EMR(TM) for any and all applications which involve Nuclear Remediation Sites or potential sites.


ACOUSTIC CORE TECHNOLOGY
------------------------

1. DEFINITION: Acoustic Core(TM) is defined for the purposes of this Agreement as the proprietary methods, processes and interpretations for utilizing transmitted energy and associated reflected signals to determine constituent component signatures which lead to characterization and quantitative measurements of such. These processes are intellectual property which is embodied in signal processing algorithms and analysis procedures defined in certain patents and associated filings described below as "Acoustic Core Assets."

2. SCOPE OF ASSETS TRANSFERRED: The Acoustic Core(TM)assets being transferred pursuant to this Agreement consist of (1) all intellectual property for an Acoustic Detection Apparatus, defined under and associated with U.S. Patent 4,922,467, Canadian Patent 1,299,727 and Japanese Patent 2,030,623 and all present and future improvements for the time period set out in this Agreement, and (2) all intellectual property defined under and associated with an "Improved Material Classification Apparatus and Method", submitted to the U.S. Patent and Trademark Office by Ocean Data Equipment Corporation (ODEC), which is, as of this closing, under review. Asset rights shall include any patent rights or improvements thereunder granted by the U.S. Patent and Trademark Office which may include acoustic, optical and/or electromagnetic sources.

      The asset rights transferred to Eurotech by this Agreement are irrevocable, exclusive, and worldwide for the following applications: nuclear remediation; environmental; material detection and/or determination, and seismic/geophysical/geotechnical.

      The Buyer shall have exclusive right to the Acoustic Core(TM) assets in the following market categories: Nuclear Remediation Sites (as defined above); marine dredging sites (inland and ocean), and oil exploration sites. The Seller shall have the right to use the Acoustic Core(TM) assets in all other markets.

                                   EXHIBIT 3.1
                                   -----------

                                CONSIDERATION AND
                               REGISTRATION RIGHTS

      Seller shall pay to Buyer 2,500,000 restricted shares of common stock, par value $.00025 (the "Shares") as follows:

          a. For Nuclear Remediation marketplace:         1,200,000 shares
          b. For marine dredging marketplace:               500,000 shares
          c. For oil exploration marketplace:               800,000 shares

            The Buyer agrees to register said shares with the Securities and Exchange Commission (SEC) for sale by Seller with the next Registration Statement filed by the Buyer, so long as such registration and sale does not cause the Buyer to violate the terms and conditions upon which it is registered on any stock exchange and is otherwise a valid exercise of authority by the Board of Directors of Buyer.

                                   EXHIBIT 3.2
                                   -----------


REPRESENTATIONS AND WARRANTIES OF TRYLON METRICS, INC.(THE "SELLER") IN CONNECTION WITH THE ISSUANCE BY EUROTECH, LTD. ("BUYER") OF 2,500,000 RESTRICTED SHARES OF ITS COMMON STOCK (THE "SHARES") TO THE SELLER AS PAYMENT FOR THE ASSIGNMENT OF CERTAIN TECHNOLOGY AS MORE FULLY SET FORTH IN THE TECHNOLOGY TRANSFER AGREEMENT AND ITS RELATED DOCUMENTS (THE "TRANSACTION DOCUMENTS") BETWEEN THE SELLER AND THE BUYER.

1. REPRESENTATIONS AND WARRANTIES OF THE SELLER. To induce the Buyer's acceptance of this agreement, the Seller hereby certifies, represents and warrants to Buyer and its agents and attorneys as follows:

      1.1. INTENT. Seller will be acquiring the Shares for its own account, and Seller has no present arrangement (whether or not legally binding) to sell any of the Shares to or through any person or entity. Seller understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act . Seller has been advised of or is aware of the provisions of Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act").

      1.2. SOPHISTICATED INVESTOR. Seller is an "accredited investor" (as defined in Rule 501(a) of Regulation D), and Seller has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Buyer.

      1.3. ABILITY OF SELLER TO BEAR RISK OF INVESTMENT. Seller acknowledges that the Shares are speculative investments and involve a high degree of risk and Seller is able to bear the economic risk of an investment in the Shares, and, at the present time, is able to afford a complete loss of such investment.

      1.4. AUTHORITY. Each of the Transaction Documents has been duly authorized and validly executed and delivered by Seller and (assuming due authorization and valid execution by the Buyer) is a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application. The person or persons executing the Transaction Documents have all requisite authority to do so on behalf of Seller.

      1.5. BROKERS, FINDERS. Seller has taken no action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by the Buyer relating to this agreement or the transactions contemplated hereby. The Buyer shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this section that may be due in connection with the transactions contemplated hereby. Seller shall indemnify and hold harmless the Buyer, its employees, officers, directors, agents and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys' fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

      1.6. ORGANIZATION; AUTHORITY. Seller is an entity organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this agreement and to carry out its obligations hereunder. The acquisition of the Shares has been duly authorized by all necessary action on the part of Seller.

      1.7. ABSENCE OF CONFLICTS. The execution and delivery of each of the Transaction Documents, and the consummation of the transactions contemplated by this agreement and such other documents and instruments, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Seller, or the provision of any indenture, instrument or agreement to which Seller is a party or is subject, or by which Seller or any of its assets is bound, or conflict with or constitute a material default thereunder, or require the approval of any third-party pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Seller is subject or to which any of its assets, operations or management may be subject.

      1.8. DISCLOSURE; ACCESS TO INFORMATION. Seller has received copies of or has had access to all documents, records, books and other information pertaining to Seller's investment in the Buyer and the Shares that have been requested by Seller. Seller or its representative has been afforded the opportunity to ask questions of the Buyer and its management. Seller further acknowledges that it understands that the Buyer is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Seller has reviewed or received copies of any such reports that it has requested.

      1.9. MANNER OF SALE. At no time was Seller presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising with respect to the Shares.

      1.10. ACCURACY OF REPRESENTATIONS AND INFORMATION. All representations made by Seller in the Transaction Documents, and all information provided by Seller to the Buyer concerning Seller, including the information in the recitals, are correct and complete in all material respects as of the date hereof.

2. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to Seller as follows, which representations and warranties are solely for the benefit of Seller:

      2.1.  BUYER STATUS. The Buyer has registered its common stock pursuant to
            Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and its common stock currently trades on the American Stock Exchange.

      2.2. CURRENT PUBLIC INFORMATION. The Buyer has furnished or made available to Buyer true and correct copies of all registration statements, reports and documents filed with the SEC by or with respect to the Buyer since December 31, 1998 and prior to the date of this Agreement, pursuant to the Securities Act or the Exchange Act (collectively, the "SEC Documents"). The SEC Documents are the only filings made by or with respect to the Company since December 31, 1998 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or pursuant to the Securities Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed under Sections 13(a), 14 and 15(d) of the Exchange Act since December 31, 1998 and prior to the date of this Agreement.

      2.3. NO GENERAL SOLICITATION. Neither the Buyer nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Share.

      2.4. ORGANIZATION AND QUALIFICATION. The Buyer is a corporation duly incorporated and existing in good standing under the laws of the District of Columbia, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any effect on the business, operations, properties, prospects, or financial condition of the entity or entities with respect to which such term is used and which is material and adverse to such entity or to other entities controlling or controlled by such entity, and/or any condition or situation which would prohibit or otherwise interfere with the ability of the entity or entities with respect to which said term is used to enter into and perform its obligations under the Transaction Documents.

      2.5. AUTHORIZATION: ENFORCEMENT. (i) The Buyer has the requisite corporate power and authority to enter into and perform under the Transaction Documents and to issue the Shares in accordance with the terms of the Transaction Documents, (ii) the execution, issuance and delivery of the Transaction Documents by the Buyer and the consummation by it of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action (iii) the Transaction Documents have been duly executed and delivered by the Buyer and (iv) the Transaction Documents (assuming due authorization and valid and legal execution by Seller) constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

      2.6. RESTRICTED SHARES. Seller understands and acknowledges that the Shares have not been, and will not as of the time issued, be registered under the Securities Act and that they will be issued in reliance upon exemptions from the registration requirements of the Securities Act, and thus cannot be resold unless they are included in an effective registration statement filed under the Securities Act or unless an exemption from registration is available for such resale. With regard to the restrictions on resales of the Shares for which a Registration Statement is not effective, Seller is aware:
            (a) that the Buyer will issue stop transfer orders to its stock transfer agent in the event of attempts to improperly transfer any such Shares, and (b) that a restrictive legend will be placed on certificates representing the Shares, which legend will read substantially as follows:

            2.6.1. THE SHARES REPRESENTED BY THIS CERTICATE HAVE NOT BEEN
                  REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, OR A PRIOR OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

            2.6.2. The legend set forth above shall be promptly removed, and the
                  Buyer shall issue a certificate without such legend to the holder of any such unlegended Shares upon which such legend is stamped, if, unless otherwise required by state securities laws, (i) such Shares are registered for resale under the Securities Act, (ii) in connection with a sale transaction, such holder provides the Buyer with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of such Shares may be made without registration under the Securities Act, or (iii) such holder provides the Buyer with reasonable assurances that such Shares can be sold pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. Notwithstanding the removal of the legend set forth above in the event the Shares are registered for resale on an effective registration statement, the Buyer reserves the right to affix a legend on certificates representing such Shares that any selling shareholder must comply with the prospectus delivery requirements of the Securities Act in connection with any resale.

                                  EXHIBIT 10.1
                                  ------------

                              CONSULTING AGREEMENT

                                 (SEE ATTACHED)

                              CONSULTING AGREEMENT
                              --------------------

THIS AGREEMENT IS ENTERED INTO AS OF JULY 13, 2001, BETWEEN EUROTECH, LTD., A DISTRICT OF COLUMBIA CORPORATION (THE "COMPANY"), TRYLON METRICS, INC., A LOUISIANA CORPORATION, (TRYLON) AND ipPARTNERS (THE "CONSULTANT").

                                    RECITALS
                                    --------

WHEREAS, the Company has entered into a technology transfer agreement ("Technology Agreement") dated July 13, 2001, with Trylon;

WHEREAS, pursuant to the Technology Agreement, Trylon agrees to provide certain consulting services to the Company through Trylon's affiliate ipPartners ("Consultant");

WHEREAS, Consultant has expertise in the area of the Company's business and is willing and free to provide consulting services to the Company;

WHEREAS, pursuant to a certain Asset Acquisition Agreement entered into on February 15, 2001, between Trylon and Ocean Data Equipment Corporation (ODEC), Consultant will refer work to Trylon and to ODEC based on the contracts Consultant generates on behalf of the Company;

                                    AGREEMENT
                                    ---------

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Consultant agree as follows:

1)    CONSULTING SERVICES

      a) The Company hereby retains the services of the Consultant to render such consulting services as the Company may require in connection with marketing of the EMR(TM) and Acoustic Core(TM) technologies (the "Technologies") acquired pursuant to the Technology Agreement.

      b) The Consultant agrees to perform strategic marketing activities to increase the visibility of the Technologies to customers; such marketing activities include but are not limited to development of site specific proposals, meetings with potential customers, and development of web site and marketing literature. The Consultant and the Company estimate that Consultant's marketing activities will require a minimum of 120 hours per month.

      c) The Consultant agrees to perform technical oversight for field work and data processing, and develop pricing proposals for projects, over and above the activities described above. The Consultant and the Company estimate that Consultant's oversight and pricing activities will require approximately 20 hours per month.

      d) The Consultant and Trylon agree that the stated financial goal is for contracts between the Company and Trylon and/or ODEC to be fashioned in such a manner as to guarantee a 50% gross profit margin to the Company. Pursuant to the agreement between Trylon and ODEC, ODEC retains exclusive rights to manufacture sensors, install and support equipment and process field data. Trylon warrants the performance by ODEC of said goods and services, and guarantees to Company that such goods and services will be priced to provide the Company with the aforesaid target of 50% gross profit margin on all its sales to the customer end user. In the event that ODEC fails to perform its responsibilities or does not price its goods and services to meet the stated profit margin targets, the Company shall have the right, at its sole discretion, to purchase such goods and services from a n alternate supplier of its own choice. The Consultant shall indemnify and hold the Company, its subsidiaries, affiliates and licensees, and the officers and directors of each, harmless against any and all actions, suits, claims, demands, damages, liability and costs and expenses whatsoever, including but not limited to attorney's fees and expenses, which any of them may incur, suffer or become liable to pay by reason of any claim, suit, or demand relating to any termination by the Company of the services of ODEC.

      e) The Consultant and Company agree that Robert Tarini shall be the individual responsible for the services hereunder, and that he may at his discretion delegate such services to such other employees of the Consultant, so long as he retains ultimate responsibility for the performance of the obligations of this Agreement, and so long as the Company is informed prior to the delegation and provides its consent, which shall not be unreasonably withheld.

      f) The Consultant hereby accepts such retention on the terms and conditions herein set forth and agrees to use his best efforts to perform the above-described services for or at the request of the Company at such times and to such extent as the Company shall deem reasonably necessary or appropriate.

2) TERM. The Term of this Agreement shall be for a period of one (1) year commencing on July 13, 2001, renewable annually for up to five (5) years at the option of the Company. Company may terminate this Agreement at any time for cause.

3) COMPENSATION. In full consideration of the services rendered and to be rendered by Consultant to the Company hereunder, the Company shall pay to the Consultant and the Consultant shall accept the consideration set forth herein:

      a) the sum of Twenty-five Thousand Dollars ($25,000), payable in two equal installments of Twelve Thousand Five Hundred Dollars ($12,500) each. The first installment of $12,500 shall be due and payable upon signing of this agreement. The second installment shall be due and payable upon receipt of the documentation of the Technologies pursuant to Section 2 of this Agreement

b) In addition, Buyer shall issue to Seller 125,000 restricted shares of common stock, par value $.00025 (the "Shares") with the same rights of Registration as set forth at Exhibit 3.1 of the Technology Agreement, which Exhibit is incorporated herein and made a part hereof as if it were attached to this Consulting Agreement. The Company retains right to pay compensation in cash rather than in stock.

c) In the event that the Consulting Agreement is extended, Buyer shall pay to Seller for each such year that the Seller provides consulting services under the Consulting Agreement, 150,000 restricted shares of common stock, par value $.00025, under the same terms as described above. The Company retains right to pay compensation in cash rather in stock

d) The Consultant agrees that it will cover all of its own expenses for travel, telephone, per diem and other miscellaneous out-of-pocket costs and will not be reimbursed by the Company for these expenses. The Company agrees to reimburse the Consultant for extraordinary costs to be pre-approved by the Company.

4) COMPANY'S OBLIGATIONS. The Company shall make available to the Consultant all information concerning the business, technologies, assets, operations and financial condition of the Company which the Consultant reasonably requests in connection with the performance of its obligations hereunder. The Consultant may rely on the accuracy of all such information without independent verification.

5) CONSULTANT'S OBLIGATIONS. In connection with Consultant's services rendered hereunder, Consultant agrees to abide by all federal, state, and local laws, ordinances and regulations, to include all applicable Federal Acquisition Regulations or Agency Regulations required by the resultant prime contract, including required certifications related to Procurement Integrity and Organizational Conflicts of Interest.

6) CONSULTANT'S BUSINESS ACTIVITIES. During the term of this Agreement, Consultant will engage in no business or other activities, which are or may be, directly or indirectly, competitive with the business activities of the Company without obtaining the prior written consent of the Company. Consultant shall devote such time, attention and energy to the business and affairs of the Company as requested by the Company, and in any event no less than the amount of time specified in Sections 1(b) and 1(c) above. Consultant shall keep and periodically provide to the Company a written log describing the work activities and hours of Consultant.

7)    INTERFERENCE WITH THE COMPANY'S BUSINESS.

      a) Notwithstanding any other provision of this Agreement, during the term of this Agreement and for a period of one year after termination of this Agreement, Consultant shall not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed or under contract (whether as a consultant, employee or otherwise) by or to the Company, during the period of such person's association with the Company and one year thereafter.

      b) Notwithstanding any other provision of this Agreement, and to the fullest extent permitted by law, during the term of this Agreement and for a period of one year after termination of this Agreement, Consultant shall not, directly or indirectly, solicit any clients or customers of the Company. Consultant agrees that such solicitation would necessarily involve disclosure or use of confidential information in breach of the Confidential Information and Invention Assignment Agreement.

      c) The subparagraphs 7(a) and 7(b) exclude the government agencies with whom the Consultant conducts or will conduct business unrelated to the Company's business, where the Consultant will not discuss proprietary information of the Company.

8) REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant's undertaking this relationship with the Company, (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity and (iv) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

9) CONFIDENTIALITY. The Consultant agrees to maintain in the strictest confidence all such information provided to it by the Company provided that such information is first identified by the Company as confidential information. The obligation to maintain the confidentiality of all information Consultant receives from the Company in the course of performing this Agreement shall survive termination of this Agreement for any reason.

10) INDEPENDENT CONTRACTOR. The Company retains the Consultant only for the purposes and to the extent set forth in this Agreement, and its relationship is that of an Independent Contractor. The Company shall not control the manner and means by which the Consultant conducts its work or achieves its results.

      a) NO AGENCY. Consultant has no authority to act for the Company as its agent or make commitments for the Company.

      b) WORK FOR HIRE. All work product that is developed by the Consultant under this Agreement shall be deemed owned and assigned to Company.

      c) TAXES. Consultant agrees to pay all appropriate local, state and federal taxes.

11) SEVERABILITY. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

12) RIGHTS CUMULATIVE. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

13) COMPLETE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

14) NONWAIVER. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.

15) BREACH BY CONSULTANT. In the event of a breach by Consultant of its duty to provide consulting services and a failure by Consultant to cure such breach within thirty (30) days after notice thereof by Company, this Agreement shall be deemed terminated, and Company shall be entitled to reimbursement of the entire cost of Company's arranging for and obtaining equivalent consulting services from another source, up to One Hundred Eighty Thousand Dollars ($180,000), which amount shall be regarded as liquidated damages for Consultant's breach. This amount may be set-off against compensation due Consultant in the event that Company owes Consultant compensation under this Agreement. Consultant and Company agree that Company's actual damages in the event of such breach would be difficult to establish and that the liquidated damages stated above are a reasonable estimate of Company's actual damages.

16) AGREEMENT TO PERFORM NECESSARY ACTS. Consultant agrees to perform specific acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

17) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the District of Columbia.

18) MODIFICATION. This Agreement may be amended or modified only by a written agreement signed by the parties.

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date first written above.


Eurotech, Ltd.:                                  Consultant:

By: /s/ Don V. Hahnfeldt                         By: /s/ Robert Tarini
     --------------------------------                ---------------------------
Name: Don V. Hahnfeldt                           Name:  Robert Tarini
Title:  President and CEO                        Title:  President

















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